Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WINDSTREAM HOLDINGS, INC.
_________________________________________
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware (“DGCL”)
_________________________________________
Windstream Holdings, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Effective at 5:00 p.m. (Eastern Time) on May 25, 2018 (such time, on such date, the “Effective Time”) of this Certificate of Amendment pursuant to the DGCL, each five (5) shares of the Corporation’s common stock, $0.0001 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, $0.0001 par value per share (the “New Common Stock”), subject to the treatment of fractional share interests. The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment.

SECOND: Section 1 of Article FOUR of the Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

“SECTION 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 81,666,667 shares, consisting of:

(a) 6,666,667 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”); and

(b) 75,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.”

THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

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IN WITNESS WHEREOF, Windstream Holdings, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 23rd day of May, 2018.

WINDSTREAM HOLDINGS, INC.

By:	/s/ Kristi M. Moody
Name:	Kristi M. Moody
Title:	Senior Vice President - General Counsel & Corporate Secretary